Exhibit 5.2

[LETTERHEAD OF LANDWIRTSCHAFTLICHE RENTENBANK]

Landwirtschaftliche Rentenbank

Hochstrasse 2

60313 Frankfurt am Main

Germany

October 11, 2019

Ladies and Gentlemen,

In connection with the filing of a registration statement (the "Registration Statement") under Schedule B of the Securities Act of 1933, as amended (the "Act") and the preparation of the prospectus (the "Prospectus") relating to debt securities (the "Securities") of Landwirtschaftliche Rentenbank ("Rentenbank"), an institution organized under the public law of the Federal Republic of Germany (the “Federal Republic”), and to the statutory guarantee of the Federal Republic (the “Guarantee of the Federal Republic”), we, as members of the legal department of Rentenbank, have examined such documents and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion.

Upon the basis of such examination, we are of the opinion that the Guarantee of the Federal Republic set forth in Section 1a of the Governing Law of Landwirtschaftliche Rentenbank constitutes a valid and legally binding obligation of the Federal Republic.

The foregoing opinion is limited to the laws of the Federal Republic of Germany and we are expressing no opinion as to the effect of the laws of any other jurisdiction. We have made no independent investigation of the laws of the United States of America or the State of New York and do not express or imply any opinion on such laws.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to us under the heading "Validity of the Securities" in the Prospectus. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

 /s/ Landwirtschaftliche Rentenbank Legal Department

Landwirtschaftliche Rentenbank

Legal Department